UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☒	Soliciting Material Pursuant to §240.14a-12.

BENEFITFOCUS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 15, 2021, Steve Swad, President and CEO of Benefitfocus, Inc. (the “Company”) sent the following email to the Company’s employees:

I am writing to share an update on our discussions with Indaba Capital Management, a Benefitfocus debtholder and shareholder. As you may have seen, Indaba issued a press release earlier today that, in my view, misrepresented our private negotiations. I want to share with you additional context around the negotiations and the press release we issued in response to Indaba.

The board and I have been working in good faith toward a customary cooperation agreement with Indaba that would have allowed an Indaba nominee to be appointed to the Benefitfocus board. Unfortunately, Indaba repeatedly blocked our attempts to interview, or even meet, their candidate, which made it difficult to align with them. While I am disappointed with Indaba’s decision to attack our company publicly once again, I am proud that we have engaged with integrity and in the best interests of all our stakeholders. I am also proud of the meaningful changes our board has implemented to improve our governance practices.

Today’s news may generate increased interest in Benefitfocus from the media and outside parties. As a reminder, only authorized company spokespeople may speak to shareholders, analysts, members of the media or other external parties regarding this matter. Consistent with our policy, if you receive any inquiries from the media, do not comment and please forward them to Patti Leahy at patti.leahy@benefitfocus.com.

Thank you for your ongoing commitment and dedication to serving our customers.

Important Additional Information and Where to Find It

Benefitfocus, Inc. (the “Company”) intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from the Company’s stockholders for the Company’s 2021 annual meeting of stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the Investor Relations section of the Benefitfocus website at https://investor.benefitfocus.com/sec-filings or by contacting the Company’s Investor Relations department at ir@benefitfocus.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Company’s 2021 annual meeting of stockholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s Proxy Statement on Schedule 14A for its 2020 annual meeting of stockholders, filed with the SEC on April 29, 2020, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 10, 2021 and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Company’s Proxy Statement for its 2021 annual meeting of stockholders and other relevant documents to be filed with the SEC, if and when they become available.